Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

April 28, 2015

First Busey Announces 2015 First Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Significant progress made from the quarter ended March 31, 2014:

• Completed acquisition of Herget Financial Corp.	• Total average gross loans of $2.487 billion, up 11.2%
• Total net interest income of $26.7 million, up 8.6%	• Total non-interest income of $16.0 million, up 6.5%
• Cash dividend paid per share of $0.05, up 25.0%	• Non-interest bearing deposits of $718.7 million, up 24.3%

First Busey Corporation's net income for the first quarter of 2015 was $7.8 million and net income available to common stockholders was $7.6 million, or $0.09 per fully diluted common share.  The Company reported net income of $7.9 million and net income available to common stockholders of $7.7 million, or $0.09 per fully-diluted common share, for the first quarter of 2014 and net income of $7.6 million and net income available to common stockholders of $7.4, or $0.08 per fully-diluted common share for the fourth quarter of 2014.  Net income was influenced by acquisition and other non-recurring costs during the first quarter of 2015.

On January 8, 2015, First Busey Corporation completed its acquisition of Herget Financial Corp. ("Herget"), headquartered in Pekin, Illinois.  The Company incurred $1.0 million of one-time expenses in the first quarter of 2015 related to this acquisition, including $0.7 million of system conversion costs and $0.3 million of other costs, consisting primarily of restructuring, legal, consulting, and marketing costs.  In the fourth quarter of 2014, the Company recorded $0.4 million of other costs relating to this acquisition. The Herget transaction added loans with a fair value of $107.1 million and deposits with a fair value of $241.9 million as of the acquisition date.

The Company further undertook additional initiatives to refine its branch network and restructure various internal teams to improve efficiency going forward.  These initiatives resulted in $0.7 million of fixed asset impairments and $0.3 million in other corporate restructuring costs, all of which are one-time, non-recurring items.  In recent years, the Company has experienced rapid adoption by its customers of online and mobile banking channels, necessitating review of its traditional branch network.  Digital channels are currently accessed by more than 70% of customers with over 30% using mobile devices and over 20% enrolled in mobile deposit programs.  As more than half of our customers are successfully meeting their transactional banking needs without the necessity to enter bank branches, the Company continues to widen digital options which support emerging customer preferences.

Excluding the acquisition and non-recurring expenses noted above, net income in the first quarter of 2015 would increase  $1.2 million after tax,1 resulting in net income available to common stockholders of $8.8 million, or $0.10 per fully diluted common share, an increase of 14.3% over the first quarter of 2014.

Net interest income of $26.7 million in the first quarter of 2015 increased from $26.1 million in the fourth quarter of 2014, and from $24.6 million in the first quarter of 2014.  Gross loans at March 31, 2015 increased $69.2 million from December 31, 2014, including an increase in loans held for sale of $8.3 million during the period.  Gross loans increased to $2.485 billion at March 31, 2015 from $2.416 billion at December 31, 2014 and $2.233 billion at March 31, 2014, impacted by seasonal changes in our legacy loan portfolio and the addition of loans obtained as part of the Herget acquisition.

1  Calculated using a marginal tax rate of 40%

Overall deposit levels grew during the first quarter of 2015, totaling $3.184 billion at March 31, 2015 compared to $2.901 billion at December 31, 2014 and $2.927 billion at March 31, 2014, with strong organic growth supplemented by new deposits from the Herget franchise.  Non-interest bearing deposits of $718.7 million at March 31, 2015 increased from $666.6 million at December 31, 2014 and $578.1 million at March 31, 2014.  Non-interest bearing deposits as of March 31, 2015 represented 22.6% of total deposits.  The Company remained strongly core deposit funded at 76.4% of total assets as of March 31, 2015, with solid liquidity and significant market share in the communities it serves.

Capital Strength:  At the end of the first quarter of 2015, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered "well-capitalized" under applicable regulatory guidelines.  Further, First Busey Corporation's Tangible Common Equity ("TCE") totaled $335.7 million at March 31, 2015 compared to $336.3 million at December 31, 2014 and $321.8 million at March 31, 2014.  TCE represented 8.60% of tangible assets at March 31, 2015, compared to 9.24% at December 31, 2014 and 9.15% at March 31, 2014.2

The Company's strong capital levels have allowed it to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on May 1, 2015 of $0.05 per common share to stockholders of record as of April 24, 2015. First Busey Corporation has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

Asset Quality:  While much internal focus has been directed toward growth, the Company's commitment to credit quality continues to be evident by strong performance across a range of credit indicators.  The March 31, 2015 asset metrics reflect the post combination results of acquiring Herget.  As of March 31, 2015, the Company reported non-performing loans of $10.4 million compared to $9.0 million as of December 31, 2014 and $14.3 million as of March 31, 2014.  The Company recorded net charge-offs of $0.3 million for the first quarter of 2015 compared to net recovery of $0.4 million for fourth quarter of 2014 and net charge-offs of $1.1 million for the first quarter of 2014.  The provision for loan loss increased to $0.5 million in the first quarter of 2015, from zero in the fourth quarter of 2014, but decreased from $1.0 million in the first quarter of 2014.  With a continued commitment to the quality of assets and the strength of our balance sheet, near-term loan losses are expected to remain generally low.  While these results are encouraging, asset quality metrics can be generally influenced by market-specific economic conditions, and specific measures may fluctuate from quarter to quarter.

Fee-based Businesses:  Busey Wealth Management's net income was $1.0 million for the first quarter of 2015, compared to $1.1 million for the fourth quarter of 2014 and $1.0 million for the first quarter of 2014.  Assets under care increased to $5.3 billion as of March 31, 2015, compared to $5.2 billion as of December 31, 2014 and $5.0 billion at March 31, 2014.  FirsTech's net income of $0.4 million for the first quarter of 2015 increased from $0.3 million in the fourth and first quarters of 2014, primarily due to growth in electronic processing revenues, including online and mobile services.

Revenues from trust fees, commissions and brokers' fees and remittance processing activities - which are primarily generated through Busey Wealth Management and FirsTech - represented 56.2% of the Company's non-interest income for the quarter ended March 31, 2015, providing a balance to revenue from traditional banking activities.  Furthermore, the Company believes the boutique services offered to ultra-high net worth clients by Trevett Capital Partners within its suite of wealth services broadens the Company's business base and enhances its ability to further develop revenue sources.  Trust fees and commissions and brokers' fees increased to $6.5 million for the first quarter of 2015 due to seasonal farm management fees, compared to $5.4 million for the fourth quarter of 2014 and $6.3 million for the first quarter of 2014.

2  Tangible Common Equity, a non-GAAP metric, is defined as common equity less tax-effected goodwill and intangibles at the end of the reporting period.   Tangible assets, a non-GAAP metric, is defined as total assets less tax-effected goodwill and intangibles at the end of the reporting period.

Operating Performance:  The Company continues to prioritize strengthening its balance sheet, diversifying revenue streams and developing appropriate platforms to sustain profitable growth.  An active business outreach across the Company's footprint continues to support ongoing business expansion.  Specific areas of operating performance are detailed as follows:

•  Net interest margin decreased to 3.03% for the first quarter of 2015, compared to 3.13% for the fourth and first quarters of 2014, influenced by strong deposit levels which increased short-term assets during the quarter.  Average deposit balances for the three months ended March 31, 2015 grew 9.5%, compared to the three months ended December 31, 2014 and 9.3% compared to the three months ended March 31, 2014, positively impacting earnings and net income, while decreasing the net interest margin.  In addition, the net interest margin was influenced by changes in asset mix related to the Herget transaction.

•  Gain on sales of loans grew to $1.4 million for the first quarter of 2015 from $1.2 million reported for the fourth quarter of 2014 and $1.0 million in the first quarter of 2014, based on stronger loan production.  Retail real estate and retail other portfolio balances grew to $651.0 million on March 31, 2015 from $592.3 million on December 31, 2014 and $542.0 million on March 31, 2014, excluding held for sale loans.  Total mortgage production is reflected in both the gain on loans sold and the balances of loans retained in the retail real estate portfolio, and the mix of sales versus retention may vary over time.

•  Salaries and wages and employee benefits increased to $16.8 million in the first quarter of 2015 compared to $16.4 million in the fourth quarter of 2014 and $15.1 million in the first quarter of 2014 due to restructuring expenses and an increase in the number of employees in connection with the Herget acquisition.

•  Data processing expense in the first quarter of 2015 increased to $3.5 million compared to $2.8 million in the fourth and first quarters of 2014.  The increase was primarily due to non-recurring software conversion expenses related to the acquisition of Herget, as discussed above.  As the Company manages data processing expense, it continues to enhance its mobile and internet banking services and prioritize strategies to mitigate the risk from cybercriminals through the use of new technology, industry best practices and customer education.

•  Other operating expenses in the first quarter of 2015 increased to $5.3 million compared to $4.9 million in the fourth quarter of 2014 and $3.9 million in the first quarter of 2014.  The increase consisted primarily of costs due to restructuring initiatives discussed above which includes $0.7 million in fixed asset impairments and Herget acquisition-related expenses of $0.2 million.

Overview and Strategy:

We are pleased by the successful integration of Herget into the Busey family of companies in the first quarter of 2015 and are excited about the prospects for the future.  With the addition of Herget, we anticipate our Peoria MSA ranking to increase from 12th to 6th based on current market share data.  Herget is a proven organization that has a one-hundred year history of providing premier customer service to diverse industry sectors.  We believe the merger with Herget will allow us to further increase our presence in this market.  By acquiring organizations with a similar philosophy in markets which complement our existing customer base, we intend to expand our franchise through balanced, integrated growth strategies that generate value.

In recognition of our ongoing commitment to our communities, we received the Financial Literacy Award from the Illinois Bankers Association in March 2015.  This award is presented annually to a financial institution for their work and dedication in providing financial education to community members of all ages.  Busey was recognized for a variety of initiatives, including MoneySmart Youth.  The online program teaches children ages 5 to 10 the importance of thoughtfully managing their money.

Our financial performance was strong in the first quarter of 2015, as we grew our balance sheet and multiple revenue streams through organic means, supplemented by the Herget acquisition.  Various actions were undertaken to redesign our franchise for the future, trimming certain areas where sensible and adding in others with a continuing commitment to deliver optimal value to our Pillars.

As we move forward in 2015, we feel confident that we are well positioned to explore potential external growth opportunities to enhance and complement our mission to achieve positive organic growth.  We take pride in our past and look confidently towards our future, gratefully acknowledging the efforts of our associates, the business of our customers, and the continued support of Busey by you, our stockholders.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)

	As of and for the
	Three Months Ended
	March 31,	December 31,	September 30,	March 31,
	2015	2014	2014	2014
EARNINGS & PER SHARE DATA
Net income	$7,761	$7,593	$9,109	$7,887
Income available to common stockholders[2]	7,579	7,411	8,927	7,705
Revenue[3]	42,634	40,090	40,115	39,500
Fully-diluted earnings per share	0.09	0.08	0.10	0.09
Cash dividends paid per share	0.05	0.05	0.05	0.04

Net income by operating segment
Busey Bank	$7,278	$7,854	$8,195	$7,279
Busey Wealth Management	963	1,102	1,176	1,002
FirsTech	358	270	322	309

AVERAGE BALANCES
Cash and due from banks	$392,330	$283,411	$189,836	$283,358
Investment securities	861,934	789,620	830,504	822,210
Gross loans	2,486,569	2,372,617	2,345,718	2,235,314
Earning assets	3,647,340	3,365,335	3,280,380	3,244,780
Total assets	3,901,198	3,597,157	3,525,124	3,507,711
Non-interest bearing deposits	703,505	622,152	601,220	568,145
Interest-bearing deposits	2,441,604	2,249,295	2,265,378	2,308,139
Securities sold under agreements to repurchase	186,663	181,176	146,230	131,645
Interest-bearing liabilities	2,733,634	2,517,428	2,472,820	2,494,784
Stockholders' equity-common	363,369	358,885	353,695	345,089
Tangible stockholders' equity-common[4]	328,087	331,130	325,177	315,102

PERFORMANCE RATIOS
Return on average assets[5]	0.79%	0.82%	1.00%	0.89%
Return on average common equity[5]	8.46%	8.19%	10.01%	9.06%
Return on average tangible common equity[5]	9.37%	8.88%	10.89%	9.92%
Net interest margin[5,6]	3.03%	3.13%	3.19%	3.13%
Efficiency ratio[7]	68.98%	68.43%	63.01%	64.65%
Non-interest revenue as a % of revenues[3]	37.44%	34.93%	35.41%	37.83%

[1] Results are unaudited
[2] Net income available to common stockholders, net of preferred dividend
[3] Revenues consist of interest income plus non-interest income, net of interest expense and security gains and losses
[4] Tangible stockholders' equity-common, a non-GAAP metric, is defined as average common equity less average goodwill and intangibles
[5] Annualized and calculated on net income available to common stockholders
6 On a tax-equivalent basis, assuming a federal income tax rate of 35%
[7] Net of security gains and losses and intangible charges

Condensed Consolidated Balance Sheets[1]	As of
(in thousands, except per share data)	March 31,	December 31,	September 30,	March 31,
	2015	2014	2014	2014
Assets
Cash and due from banks	$428,936	$339,438	$179,724	$288,554
Investment securities	866,651	761,438	805,449	854,693

Commercial loans	1,815,183	1,812,965	1,782,126	1,683,557
Held for sale loans	18,685	10,400	12,090	7,046
Retail real estate and retail other loans	650,983	592,325	585,699	542,029
Gross loans	$2,484,851	$2,415,690	$2,379,915	$2,232,632

Allowance for loan loss	(47,652)	(47,453)	(47,014)	(47,426)
Premises and equipment	64,996	63,974	64,369	65,029
Goodwill and other intangibles	35,366	27,373	28,076	29,510
Other assets	104,036	105,147	110,398	119,069
Total assets	$3,937,184	$3,665,607	$3,520,917	$3,542,061

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$718,738	$666,607	$579,550	$578,081
Interest checking, savings, and money market deposits	1,939,164	1,738,170	1,729,164	1,789,592
Time deposits	525,983	496,071	516,680	559,500
Total deposits	$3,183,885	$2,900,848	$2,825,394	$2,927,173

Securities sold under agreements to repurchase	183,675	198,893	157,282	117,238
Long-term debt	50,000	50,000	30,000	-
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000	55,000
Other liabilities	24,824	27,227	23,213	22,316
Total liabilities	$3,497,384	$3,231,968	$3,090,889	$3,121,727
Total stockholders' equity	$439,800	$433,639	$430,028	$420,334
Total liabilities & stockholders' equity	$3,937,184	$3,665,607	$3,520,917	$3,542,061

Share Data
Book value per common share	$4.22	$4.16	$4.11	$4.00
Tangible book value per common share[2]	$3.82	$3.84	$3.79	$3.66
Ending number of common shares outstanding	86,896	86,861	86,845	86,819

Asset Quality[1]	As of and for the Three Months Ended
(dollars in thousands)	March 31,	December 31,	September 30,	March 31,
	2015	2014	2014	2014

Gross loans	$2,484,851	$2,415,690	$2,379,915	$2,232,632
Non-performing loans
Non-accrual loans	10,202	9,000	8,681	14,340
Loans 90+ days past due	189	10	65	-
Non-performing loans, segregated by geography
Illinois/ Indiana	7,688	5,309	5,285	11,175
Florida	2,703	3,701	3,461	3,165
Loans 30-89 days past due	3,716	1,819	6,350	4,005
Other non-performing assets	315	216	216	1,937
Non-performing assets to total loans and non-performing assets	0.43%	0.38%	0.38%	0.73%
Allowance as a percentage of non-performing loans	458.59%	526.67%	537.55%	330.73%
Allowance for loan losses to loans	1.92%	1.96%	1.98%	2.12%
Net charge-offs (recoveries)	301	(439)	414	1,141
Provision expense	500	-	-	1,000

[1] Results are unaudited except for amounts reported as of December 31, 2014
[2] Total common equity less goodwill and intangibles divided by shares outstanding as of period end

Condensed Consolidated Statements of Income[1]
(in thousands, except per share data)
	For the
	Three Months Ended March 31,
	2015	2014

Interest and fees on loans	$24,166	$22,533
Interest on investment securities	4,097	3,718
Total interest income	$28,263	$26,251

Interest on deposits	1,239	1,362
Interest on short-term borrowings	51	39
Interest on long-term debt	10	-
Junior subordinated debt owed to unconsolidated trusts	293	293
Total interest expense	$1,593	$1,694

Net interest income	$26,670	$24,557
Provision for loan losses	500	1,000
Net interest income after provision for loan losses	$26,170	$23,557

Trust fees	5,697	5,617
Commissions and brokers' fees	784	671
Fees for customer services	4,468	4,183
Remittance processing	2,487	2,350
Gain on sales of loans	1,426	981
Net security gains	1	43
Other	1,102	1,141
Total non-interest income	$15,965	$14,986

Salaries and wages	14,506	12,249
Employee benefits	2,343	2,893
Net occupancy expense	2,245	2,243
Furniture and equipment expense	1,191	1,204
Data processing expense	3,549	2,812
Amortization expense	769	747
Regulatory expense	643	555
Other operating expenses	5,301	3,915
Total non-interest expense	$30,547	$26,618

Income before income taxes	$11,588	$11,925
Income taxes	3,827	4,038
Net income	$7,761	$7,887
Preferred stock dividends	$182	$182
Income available for common stockholders	$7,579	$7,705

Per Share Data
Basic earnings per common share	$0.09	$0.09
Fully-diluted earnings per common share	$0.09	$0.09
Diluted average common shares outstanding	87,508	87,231

[1] Results are unaudited

Corporate Profile

As of March 31, 2015, First Busey Corporation (Nasdaq: BUSE) was a $3.9 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation's wholly-owned bank subsidiary, is also headquartered in Champaign, Illinois and has thirty-one banking centers serving Illinois, a banking center in Indianapolis, Indiana, and seven banking centers serving southwest Florida.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.  Busey Bank had total assets of $3.9 billion as of March 31, 2015.

In addition, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 23 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,000 agent locations in 36 states.  More information about FirsTech, Inc. can be found at firstechinc.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of March 31, 2015, Busey Wealth Management's assets under care were approximately $5.3 billion.

Busey Bank and Busey Wealth Management deliver financial services through busey.com.

Contact:
Robin N. Elliott, CFO
217-365-4120

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as the rules adopted by the federal bank regulatory agencies to implement Basel III); (iii) changes in interest rates and prepayment rates of the Company's assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vi) the loss of key executives or employees; (vii) changes in consumer spending; (viii) unexpected results of acquisitions, including the acquisition of Herget; (ix) unexpected outcomes of existing or new litigation involving the Company; (x) the economic impact of any future terrorist threats or attacks; (xi) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards; and (xii) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.